FOR IMMEDIATE RELEASE October 20, 2016

PCS EDVENTURES! ANNOUNCES DRONE EDUCATION PACKAGE

PCS Edventures!.com announces a complete drone education package for STEM educators.

Boise, Idaho, October 20th, — PCS (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced the upcoming launch of Discover Drones, the latest robotics-based STEM education solution from PCS Edventures!

The Discover Drones program provides a unique STEM education approach that includes modular drones that students construct as they learn the various systems within the drone, a drone flight simulator program license for flight training and practice, a fully developed curriculum using the unique PCS Edventures LABCard format, a classroom license for Droneology, the Edventures digital application that prepares students for real world drone use and more.

Heidi Grover, Director of Development and Marketing at PCS Edventures! said of the program, “We’re excited to see this product literally “taking off” next month. The hardware, software, curriculum and other supplies we’ve sourced and tested over the past six months are wonderful and educators are going to love it!”

The core product in the kit, designed by Thrust UAV, is RubiQ, a modular educational drone platform specifically designed for student use. RubiQ joins the PCS iQ lineup of robotics and engineering products that includes EiQ (Engineering), RiQ (Robotics) and now RubiQ (UAV). A video clip of RubiQ in testing can be viewed here.

Michelle Fisher, PCS Director of Curriculum, recently presented the product package and upcoming release at the Florida After School Alliance (FASA) last week in Orlando. In response to a packed hands-on workshop she said, “It was wonderful to get such a warm reception at the FASA conference. The participants in the workshop were excited to be able to offer their students a hands-on learning experience that encouraged active experimentation and could bring the thrill and camaraderie of team sports to their STEM programs.”

The Discover Drones package will be sold through the PCS Edventures direct sales team as well as resellers including School Specialty who has dedicated a full page of their 2017 Frey Scientific catalog to the product. Additional channel sales partners are in discussions with PCS regarding carrying the product which will include a variety of package configurations ranging from a single drone after-school package priced in the sub thousand dollar range to a full classroom solution for around six thousand dollars.

Mike Bledsoe, PCS Treasurer and Vice President said of the upcoming product launch, “The reason I was so excited to join the PCS team this year was for this very reason – we bring education to life through incredibly engaging experiences such as building and flying drones. It just doesn’t get any better. And from a business perspective, we realize there are over 25,000 Jr.-Sr. High Schools that are perfect potential customers for this type of product, and we’re one of the first providers of a complete STEM-Drone solution. I can’t wait to see the market reaction to this new product.”

About PCS:

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934; actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.globalhttp://www.edventures.com/investors

http://www.edventures.com/investors

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